EXHIBIT 99.1

Chemung Financial Corporation Announces Dividend Increase

ELMIRA, N.Y., Feb. 19, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) announced today that its Board of Directors has approved a dividend increase of $0.01 per share, equal to a quarterly cash dividend of $0.32 per share, payable on April 1, 2025, to common stock shareholders of record as of the close of business on March 18, 2025. This represents a dividend increase of 3.2%.

“As a result of our Corporation’s strong financial performance, we are pleased to reward our shareholders with an increase to the quarterly dividend,” stated Anders M. Tomson, President and CEO of Chemung Financial Corporation.

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 30 offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at www.chemungcanal.com

Category: Financial

Source: Chemung Financial Corp

Contact:
Scott T. Heffner
Senior Vice President, Director of Marketing
(607) 737-3706
Stheffner@chemungcanal.com